Exhibit 99.1

LifeMap Sciences, a Subsidiary of BioTime, Announces Publication of Research Report Describing Non-Redundant Compendium of Human Non-Coding RNA Authored by GeneCards® Scientists

Report shows the existence of ∼80,000 human non-redundant non-coding RNAs covering 71% of the human genome, slightly less than the ENCODE prediction of 80%

ALAMEDA, Calif.--(BUSINESS WIRE)--January 30, 2013--LifeMap Sciences, Inc., a subsidiary of BioTime, Inc. (NYSE MKT: BTX), announced today the publication of a paper authored by a research group under the supervision of Prof. Doron Lancet from the Department of Molecular Genetics at the Weizmann Institute of Science describing the analysis and display of a non-redundant compendium of human non-coding RNA genes, which was made available as part of GeneCards® Version 3.09, released November 18, 2012. LifeMap Sciences holds the exclusive worldwide license to market GeneCards® from Yeda Research and Development Company Ltd., the commercial arm of the Weizmann Institute of Science.

Non-coding RNA (ncRNA) genes are increasingly acknowledged for their importance in the human genome, and are implicated in various disease processes. Therefore they are of interest to many academic and industry researchers in various biomedical fields, and to biotechnology and pharmaceutical companies engaged in discovery and development of diagnostic and therapeutic products. The ENCODE project (www.genome.gov/10005107), launched in 2003 has recently predicted that ~80% of all genomic territories are transcribed in one fashion or another. In the GeneCards® publication, in the journal Bioinformatics (www.ncbi.nlm.nih.gov/pubmed/23172862), the scientists leveraged the effective platform of GeneCards® to unify all ncRNA gene entries obtained from 15 different primary data sources. Overlapping entries were clustered to unified locations based on an algorithm employing genomic coordinates, resulting in a ∼5-fold increase, to a total of ∼80,000 human non-redundant ncRNAs, belonging to 14 classes. The total genome territory covered is 71% of the human genome, slightly less than the ENCODE prediction. This difference may be due to dataset input and computation discrepancies or may represent ncRNA genes still awaiting identification and characterization.

GeneCards® is a comprehensive online database that provides concise genomic information on all known and predicted human genes. With over 12 million page visits per year from hundreds of thousands of unique users worldwide, GeneCards® is accessed by professionals in academia, research hospitals, patent offices, and leading biotech and pharma companies. GeneCards® was developed, and is continuously enhanced by ongoing research, by the bioinformatics team at the Department of Molecular Genetics at the Weizmann Institute of Science in Israel, with principal investigator Professor Doron Lancet, head of the Crown Human Genome Center, and team leader Marilyn Safran.

“It is wonderful to see how GeneCards® allowed us to overcome the great obstacles of grand unification of ncRNA genes. This allows scientists to make discoveries on biological and disease-related roles for genes belonging to this newly open vista of the human genome,” said Professor Doron Lancet, Ph.D., The Ralph D. and Lois R. Silver Professor of Human Genomics, at the Weizmann Institute of Science.

“The addition of detailed annotated ncRNAs information, while providing the big picture on ncRNAs is a significant addition to GeneCards®,” stated Yaron Guan-Golan, Head of Marketing at LifeMap Sciences. “We have already seen substantial interest from companies and academic users to access this new information for their research and product discovery efforts. We believe that this new information, and the synergies between GeneCards®, MalaCards, and LifeMap DiscoveryTM will significantly enhance basic research, and contribute greatly to the discovery and development of novel diagnostic and therapeutic products and technologies.”

About LifeMap Sciences, Inc.

LifeMap Sciences’ (www.lifemapsc.com) core technology and business is based on its integrated database suite, the discovery platform for biomedical and stem cell research. This platform includes GeneCards®, the leading human gene database; LifeMap Discovery™, the database of embryonic development, stem cell research and regenerative medicine; and MalaCards, the human disease database. LifeMap Sciences also markets PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products.

In addition to database offerings, LifeMap Sciences is BioTime’s principal marketing subsidiary for research products, including PureStem™ human progenitor cell lines, GMP human embryonic stem (hES) cell lines, ESpan™ growth media for progenitor cell lines, and cell differentiation media for non-therapeutic uses, via its LifeMap BioReagents™ portal. LifeMap Sciences utilizes its databases as part of its online marketing strategy to reach life sciences researchers at biotech and pharmaceutical companies and at academic institutions and research hospitals worldwide.

In a therapeutic discovery collaboration with BioTime, LifeMap’s scientists utilize LifeMap’s proprietary platform, including LifeMap Discovery™, its stem cell database along with the GeneCards® and MalaCards integrated database suite, to aid in the development of BioTime’s proprietary PureStem™ human progenitor cell lines into products for the treatment of human diseases, especially degenerative diseases that might be treatable with cell replacement therapies. The LifeMap Discovery™ platform will be used to select the progenitor cell lines that are most likely to be useful in developing cell-based regenerative medicine therapies for a wide range of diseases.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary PureStem™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products. BioTime Acquisition Corporation is a new subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

About the Weizmann Institute of Science and GeneCards

The Weizmann Institute of Science in Rehovot, Israel, is one of the world's top-ranking multidisciplinary research institutions. Noted for its wide-ranging exploration of the natural and exact sciences, the Institute is home to 2,700 scientists, postdoctoral fellows, Ph.D. and M.Sc. students, and scientific, technical and administrative staff. In addition, visiting scientists and their families – over 500 from 35 countries in 2010 are regularly hosted at the Institute. The Institute was founded in 1934 following a donation to Dr. Chaim Weizmann, a noted biochemist and biotechnologist, who envisioned the establishment of a world-class scientific research center in Israel, and later also became the first President of the State of Israel. Weizmann Institute’s Feinberg Graduate School was established in 1958, where about 1000 M.Sc. and Ph.D. students are enrolled in studies covering the Institute’s 18 departments, which are grouped into five faculties: Biochemistry, Biology, Chemistry, Physics, and Mathematics and Computer Science. The Institute’s technology transfer arm, Yeda Research and Development Co. was the first company of its kind in Israel, and is currently one of the most successful worldwide. Institute research efforts include the search for new ways of fighting disease and hunger, examining leading questions in mathematics and computer science, probing the physics of matter and the universe, creating novel materials and developing new strategies for protecting the environment. Particular excellence in bioinformatics and systems biology is manifested, among others, in the GeneCards project, initiated in 1996, under the leadership of Prof. Doron Lancet of the Dept. of Molecular Genetics, Head of the Crown Human Genome Center. A team of 10 led by Marilyn Safran continuously innovates and keeps GeneCards as a world-top human gene compendium, automatically mining and integrating 100 worldwide web resources.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia
Chief Financial Officer
510-521-3390, ext 367
pgarcia@biotimemail.com
or
Judith Segall
510-521-3390, ext 301
jsegall@biotimemail.com
or
LifeMap Sciences, Inc.
Kenneth Elsner
COO
781- 826- 7719
ke@lifemapsc.com